EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of China VTV Limited of our report dated July 20, 2020, relating to the consolidated financial statements of China VTV Limited for the year ended February 29, 2020, and of our report dated August 28, 2020, relating to the consolidated financial statements of China VTV Ltd. for the year ended February 28, 2019, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, British Columbia

August 28, 2020